EXHIBIT 10.27

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

“Participant”:

“Date of Award”:

This Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock Units by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1.	Grant of Restricted Stock Units

The Company hereby grants to the Participant Restricted Stock Units covering              Shares in the manner and subject to the terms and conditions of the Plan and this Agreement.

2.	Vesting of Restricted Stock Units

(a) Subject to Section 2(e) below, the Restricted Stock Units vest as to 1/4th of the Shares on each of the first, second, third and fourth anniversaries of the Date of the Award.

(b) To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment terminates on or prior to the first anniversary of a Change of Control, due to termination by the Company without Cause or by the Participant for Good Reason, the Restricted Stock Units will vest as of the date of termination of employment, subject to Section 2(g) below.

(c) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death, one-half the number of unvested Restricted Stock Units will vest as of the date thereof.

(d) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability, one-half the number of unvested Restricted Stock Units will vest as of the date thereof.

(e) To the extent not previously vested in accordance with this Section 2, if the Participant’s employment terminates for a reason other than as set forth in Section 2(b), 2(c) or 2(d) above, the Restricted Stock Units will terminate immediately and be of no force or effect.

(f) For purposes of this Section 2, the following terms have the meanings set forth below:

“Cause” means any cause for unilateral termination of employment by the Company based on employee misconduct, as specified in the Participant’s employment agreement with the Company, or, if the Participant is not party to an employment agreement with the Company, means (i) material failure to perform employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) gross negligence or recklessness in performance of employment duties, (v) other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) commission of a felony or a crime involving moral turpitude.

“Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” means, without the Participant’s consent, a (i) reduction by the Company in the Participant’s title, compensation, duties and/or responsibilities or (ii) relocation by the Company following a Change of Control of the Participant’s principal place of employment to a location more than 30 miles distant from its location at the time of the Change of Control.

(g) Notwithstanding any provision to the contrary in the Plan or this Agreement, the Company may not accelerate the time or schedule of payment under the Restricted Stock Units, except as may be provided in Treasury Regulations issued under Section 409A of the Code. In addition, in the case of a Participant who is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payment with respect to the vesting of the Restricted Stock Units in accordance with Section 2(b) above may not be made before the date that is six months after the date of the Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or, if earlier, the date of death of the Participant.

3.	Rights as Stockholder

The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Restricted Stock Units until such time as the Shares have been issued and delivered to the Participant.

4.	Transferability

Unless permitted by the Committee in accordance with the terms of the Plan, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

5.	Miscellaneous

(a) This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Restricted Stock Units as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c) The Restricted Stock Units are intended to provide for a “deferral of compensation” within the meaning of Section 409A of the Code and to comply with the requirements thereof. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.

(d) Delivery of the Shares underlying the Restricted Stock Units will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock Units, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant

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